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                                                                     EXHIBIT 3.1


                AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                             METAL MANAGEMENT, INC.

         This Amended and Restated Certificate of Incorporation was duly adopted by the Board of Directors of Metal Management, Inc., a Delaware corporation (the "Corporation"), in accordance with the provisions of Section 242 and Section 245 of The General Corporation Law of the State of Delaware. At the annual meeting of stockholders of the Corporation, which was held upon notice duly given in accordance with Section 222 of The General Corporation Law of the State of Delaware, at least a majority of the shares issued and outstanding on the record date for the meeting, constituting the requisite vote as required by statute, were voted in favor of the Amended and Restated Certificate of Incorporation.

         1. The name under which the Corporation was originally incorporated on June 5, 1986 was General Parametrics Corporation.

         2. The text of the Corporation's certificate of incorporation is hereby amended and restated in its entirety to read as set forth below:

                AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                             METAL MANAGEMENT, INC.

FIRST:  The name of the corporation is Metal Management, Inc.

SECOND: The address of the Corporation's registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle, Delaware 19801; and the name of the registered agent at such address is The Corporation Trust Company.

THIRD: The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under The General Corporation Law of Delaware.

FOURTH: (a) The Corporation is authorized to issue two classes of shares to be designated, respectively, Preferred Stock ("Preferred Stock") and Common Stock ("Common Stock"). The number of shares of Preferred Stock authorized to be issued is Four Million (4,000,000) and the number of shares of Common Stock authorized to be issued is One Hundred Forty Million (140,000,000). The Preferred Stock and Common Stock shall each have a par value of $0.01 per share.





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         (b) The Preferred Stock shall be divided into series. The first series shall consist of 36,000 shares of Series A Convertible Preferred Stock (the "Series A Preferred Stock") and the face amount shall be One Thousand Dollars ($1,000) per share. The second series shall consist of 23,000 shares of Series B Convertible Preferred Stock (the "Series B Preferred Stock") and the face amount shall be One Thousand Dollars ($1,000) per share. The remaining shares of Preferred Stock may be issued from time to time in one or more series. The Board of Directors of the Corporation is authorized, by filing a certificate pursuant to the applicable law of the State of Delaware, to: (i) establish from time to time the number of shares to be included in each such series; (ii) fix the voting powers, designations, powers, preferences and relative, participating, optional or other rights of the shares of each such series and the qualifications, limitations or restrictions thereof, including but not limited to the fixing or alteration of the dividend rights, dividend rate, conversion rights, conversion rate, voting rights, rights and terms of redemption (including sinking fund provisions), the redemption price or prices, and the liquidation preferences of any wholly unissued series of shares of Preferred Stock; and (iii) increase or decrease the number of shares of any series subsequent to the issue of shares of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be so decreased, the number of shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

         (c) The voting powers, designations, powers, preferences and relative, participating optional or other rights of the Series A Preferred Stock and the Series B Preferred Stock are as follows:

                            SERIES A PREFERRED STOCK

1.       DIVIDENDS.

         (a) Payment of Dividends. The holders of shares of Series A Preferred Stock (each, a "Holder" and collectively, the "Holders") shall be entitled to receive cumulative dividends ("Dividends") on the Series A Preferred Stock accruing on each share thereof at an annual rate of (A) prior to the date (the "Approval Date") on which Stockholder Approval (as defined below) is obtained, nine percent (9%) and (B) on or after the Approval Date, six percent (6%), in each such case, times the Stated Value per share (such rate subject to ratable adjustment in the event of any stock split or combination and to equitable adjustment in the event of a reclassification or other similar event). Dividends shall accrue, whether or not declared, on each share of Series A Preferred Stock from the date of original issuance thereof (the "Purchase Date") through the date on which such Dividends are paid. Accrued but unpaid Dividends shall be payable in cash or, at the option of the Corporation (the "Stock Payment Option") and upon satisfaction of the conditions set forth in paragraph 1(c) below, in shares (the "Dividend Payment Shares") of Series A Preferred Stock, on each Conversion Date and Mandatory Redemption Date and on the Maturity Date (each as defined below, a "Dividend Payment Date").



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         (b) Delivery of Dividend Payment Shares. If the Corporation elects to exercise the Stock Payment Option upon a conversion by a Holder, the Corporation shall deliver to such Holder, on or before the third business day following the applicable Dividend Payment Date, one or more certificates representing the aggregate number of whole Dividend Payment Shares that is determined by dividing
(x) the amount of the Dividend which has accrued with respect to all of the Preferred Shares held by such Holder and would otherwise be payable in cash on the applicable Dividend Payment Date by (y) one thousand dollars ($1,000). No fractional Dividend Payment Shares shall be issued; the Corporation shall, in lieu thereof, either issue a number of Dividend Payment Shares which reflects a rounding up to the next whole number of shares or pay such amount in cash. The Dividend Payment Shares shall be fully paid and non-assessable, free and clear of any liens, claims, preemptive rights or encumbrances imposed by or through the Corporation, entitled to all of the rights, preferences and privileges set forth herein, and shall be issued and delivered to the Holder on or before the third business day following the applicable Dividend Payment Date. The Corporation agrees to inform the Holder at least five (5) Trading Days prior to the first day of each calendar quarter in which the Corporation intends to exercise the Stock Payment Option.

         (c) Conditions to Stock Payment Option. If the Corporation wishes to exercise the Stock Payment Option with respect to Dividends payable to a Holder, it may do so only if each of the following conditions has been satisfied as of the applicable Dividend Payment Date:

                    (i) the number of shares of Series A Preferred Stock authorized, unissued and unreserved for all other purposes, or held in the Corporation's treasury, is sufficient to pay such Dividends in Dividend Payment Shares;

                    (ii) the Corporation's common stock, par value $.01 per share (the "Common Stock"), is authorized for quotation on the Nasdaq National Market or for listing or quotation on the New York Stock Exchange or any other national securities exchange;

                    (iii) (x) the registration statement required to be maintained by the Corporation (the "Registration Statement") pursuant to a registration rights agreement by and among the Corporation and the Purchasers named therein (the "Registration Rights Agreement") is effective and available for the sale of the Dividend Payment Shares issuable pursuant to such exercise and of all Conversion Shares (as defined below) then held by or issuable to the Holders, or (y) sales of such Dividend Payment Shares may be made pursuant to Rule 144(k); provided, however, that the Registration Statement will not be deemed unavailable during a Standstill Period (as defined in the Registration Rights Agreement);

                    (iv) a Mandatory Redemption Event or a Liquidation Event (each as defined herein) has not occurred and is continuing; and




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                    (v) the Corporation has delivered to the Holder a
certificate, signed by an executive officer of the Corporation, setting forth:

                    - the amount of the Dividend to which the Holder is entitled;

                    - the number of Dividend Payment Shares to be delivered in payment of such Dividend, and the calculation therefor; and

                    - a statement to the effect that all of the conditions set forth in paragraphs 1(c)(i) - (iv) have been satisfied.

2.       PRIORITY.

         (a) Payment upon Dissolution, Etc. Upon the occurrence and continuance of (x) any insolvency or bankruptcy proceedings, or any receivership, liquidation, reorganization or other similar proceedings in connection therewith, commenced by the Corporation or by its creditors, as such, or relating to its assets or (y) the dissolution or other winding up of the Corporation whether total or partial, whether voluntary or involuntary and whether or not involving insolvency or bankruptcy proceedings, or (z) any assignment for the benefit of creditors or any marshaling of the material assets or material liabilities of the Corporation (a "Liquidation Event"), no distribution shall be made to the holders of any shares of capital stock (other than capital stock that ranks pari passu with the Series A Preferred Stock) of the Corporation unless prior thereto each Holder shall have received the Liquidation Preference (as defined below) with respect to each share of Series A Preferred Stock then held by such Holder. In the event that upon the occurrence of a Liquidation Event, the assets available for distribution to the Holders of the Series A Preferred Stock and to the holders of such pari passu securities are insufficient to pay the Liquidation Preference with respect to all of the outstanding shares of Series A Preferred Stock and of such pari passu securities, such assets shall be distributed ratably among such shares in proportion to the ratio that the liquidation preference payable on each such share bears to the aggregate liquidation preference payable on all such shares.

         (b) Liquidation Preference. The "Liquidation Preference" with respect to a share of Series A Preferred Stock shall mean an amount equal to the Stated Value of such share plus any accrued and unpaid Dividends thereon.

3.       CONVERSION.

         (a) Right to Convert. Subject to the limitations contained in paragraph 3(h) below, each Holder shall have the right to convert at any time and from time to time after the earlier to occur of (i) the ninetieth (90th) day following the date on which the Series A Preferred Stock is issued and (ii) the effectiveness of the Registration Statement, each of its shares of Series A Preferred Stock into such number of fully paid and non-assessable shares of Common Stock, free and clear of any liens, claims, preemptive rights or encumbrances imposed by or through the Corporation (the "Conversion Shares"), as is computed in accordance with the terms hereof (a "Conversion");




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provided, however, that the right of such Holder to convert the Series A
Preferred Stock into Conversion Shares shall not become effective unless and until the Corporation has obtained the approval of the transactions contemplated hereby, including without limitation the conversion of the Preferred Stock into shares of Common Stock in accordance with the terms hereof, by a majority of the holders of shares of its Common Stock entitled to vote thereon ("Stockholder Approval").

         (b) Reservation of Common Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, free from any preemptive rights, solely for the purpose of effecting Conversions hereunder, such number of its shares of Common Stock (the "Reserved Amount") as shall from time to time be sufficient to effect the Conversion of the Series A Preferred Stock. If at any time the Reserved Amount is less than 125% of the number of shares of Common Stock issuable upon Conversion of the then outstanding shares of Series A Preferred Stock, the Corporation shall take immediate action (including seeking shareholder authorization of additional shares of Common Stock) to increase the Reserved Amount to 175% of the number of shares of Common Stock into which the outstanding shares of Series A Preferred Stock are then convertible. If the Corporation shall issue any securities or make any change in its capital structure which would change the number of Conversion Shares deliverable upon the Conversion of the outstanding shares of Series A Preferred Stock, the Corporation shall at the same time also make proper provision so that thereafter there shall be a sufficient number of shares of Common Stock authorized and reserved, free from any preemptive rights, for such Conversion.

         (c) Conversion Notice. In order to convert shares of Series A Preferred Stock, or any portion thereof, the Holder shall send by facsimile transmission (with a hard copy to follow by first class mail), at any time prior to 11:59 p.m., eastern time, on the date on which the Holder wishes to effect such Conversion (the "Conversion Date"), (i) a notice of conversion to the Corporation and to its designated transfer agent for the Common Stock (the "Transfer Agent") stating the number of shares of Series A Preferred Stock to be converted, the amount of Dividends accrued on the shares of Series A Preferred Stock then held by the Holder up to and including the Conversion Date, the applicable Conversion Price and a calculation of the number of shares of Common Stock issuable upon such Conversion (a "Conversion Notice") and (ii) a copy of the certificate or certificates representing the Series A Preferred Stock being converted. The Holder shall thereafter send the original of such certificate or certificates by overnight mail to the Corporation. In the case of a dispute as to the calculation of the Conversion Price or the number of Conversion Shares issuable upon a Conversion, the Corporation shall promptly issue to the Holder the number of Conversion Shares that are not disputed and shall submit the disputed calculations to its independent accountants within one (1) business day of receipt of the Holder's Conversion Notice. The Corporation shall cause such accountant to calculate the Conversion Price as provided herein and to notify the Corporation and the Holder of the results in writing no later than two business days following the day on which it received the disputed calculations. Such accountant's calculation shall be deemed conclusive absent manifest error. The fees of any such accountant shall be borne by the Corporation.




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         (d) Number of Conversion Shares; Conversion Price. The number of
Conversion Shares to be delivered by the Corporation pursuant to a Conversion shall be determined by dividing the Stated Value of the Series A Preferred Stock to be converted by the Conversion Price (as defined herein) in effect on the Conversion Date. The "Conversion Price" shall be the lesser of (A) the price determined by multiplying (x) the average of the Closing Bid Prices (as defined below) for the Common Stock on the five (5) Trading Days (as defined below) occurring immediately prior to (but not including) the Conversion Date times (y) 85% (the "Floating Conversion Price") and (B) $18.30 (the "Fixed Conversion Price"). "Trading Day" shall mean any day on which the Common Stock is traded for any period on the Nasdaq National Market or on the principal securities exchange or market on which the Common Stock is then traded. "Closing Bid Price" means, with respect to a security, the closing bid price of such security on the principal securities exchange or trading market where such security is listed or traded as reported by Bloomberg Financial Markets or a comparable reporting service of national reputation selected by the Corporation and reasonably acceptable to holders of a majority of the then outstanding shares of Series A Preferred Stock if Bloomberg Financial Markets is not then reporting closing bid prices of such security (collectively, "Bloomberg"), or if the foregoing does not apply, the last reported sale price of such security in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg, or, if no sale price is reported for such security by Bloomberg, the average of the bid prices of any market makers for such security as reported in the "pink sheets" by the National Quotation Bureau, Inc. If the Closing Bid Price cannot be calculated for such security on such date on any of the foregoing bases, the Closing Bid Price of such security on such date shall be the fair market value as reasonably determined by an independent investment banking firm selected by the Holders of a majority of the then outstanding shares of Series A Preferred Stock, and reasonably acceptable to the Corporation, with the costs of such appraisal to be borne by the Corporation.

         (e) Delivery of Common Stock Upon Conversion. Upon receipt of a Conversion Notice pursuant to paragraph 3(c) above, the Corporation shall, no later than the close of business on the later to occur of (i) the third (3rd) business day following the Conversion Date set forth in such Conversion Notice and (ii) the business day following the day on which the original certificate or certificates representing the shares of Series A Preferred Stock being converted are received by the Corporation (the "Delivery Date"), issue and deliver or cause to be delivered to the Holder the number of Conversion Shares as shall be determined as provided herein. Conversion Shares delivered to the Holder shall not contain any restrictive legend as long as the sale of such Conversion Shares is covered by an effective Registration Statement or may be made pursuant to Rule 144(k) under the Securities Act of 1933, as amended (the "Securities Act") or any successor rule or provision.

         (f)  Failure to Deliver Conversion Shares.

                    (i) In the event that the Corporation fails for any reason to deliver to the Holder certificates representing the number of Conversion Shares specified in the applicable Conversion Notice on or before the Delivery Date therefor (a "Conversion Default"), the Corporation shall pay to the Holder payments ("Conversion Default Payments") in the amount of



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(i) (N/365) multiplied by (ii) the aggregate Stated Value of the shares of
Series A Preferred Stock represented by the Conversion Shares which remain the subject of such Conversion Default multiplied by (iii) the lower of twenty-four percent (24%) and the maximum interest rate permitted by applicable law, where "N" equals the number of days elapsed between the original Delivery Date of such Conversion Shares and the earlier to occur of (A) the date on which all of such Conversion Shares are issued and delivered to the Holder and (B) the date on which such shares are redeemed pursuant to the terms of this Amended and Restated Certificate of Incorporation. Cash amounts payable hereunder shall be paid on or before the fifth (5th) business day of the calendar month following the calendar month in which such amount has accrued. In the event that there occurs a dispute between the Corporation and a Holder as to the number of Conversion Shares issuable pursuant to a Conversion as described in paragraph 3(c) above, and it is finally determined that such Holder is not entitled to receive certain Conversion Shares, the Corporation shall not owe Conversion Default Payments to such Holder with respect to such Conversion Shares.

                    (ii) Nothing herein shall limit the Holder's right to pursue actual damages for the Corporation's failure to issue and deliver Conversion Shares on the applicable Delivery Date (including, without limitation, damages relating to any purchase of shares of Common Stock by the Holder to make delivery on a sale effected in anticipation of receiving Conversion Shares upon Conversion, such damages to be in an amount equal to the difference between (A) the aggregate purchase price for the shares of Common Stock so purchased and (B) the aggregate number of net proceeds received by the Holder from the sale of the Conversion Shares issued by the Corporation pursuant to such Conversion), and the Holder shall have the right to pursue all other remedies available to it at law or in equity (including, without limitation, a decree of specific performance and/or injunctive relief).

         (g) Conversion at Maturity.

                    (i) On the date which is three years from the Purchase Date (the "Maturity Date"), and assuming the satisfaction of the Mandatory Conversion Conditions (as defined below) the remaining shares of Series A Preferred Stock then held by each Holder shall be automatically converted into the number of shares of Common Stock equal to the Liquidation Preference of such shares divided by the then applicable Conversion Price (a "Mandatory Conversion"), and the Maturity Date shall be deemed to be the Conversion Date with respect to such Mandatory Conversion. If a Mandatory Conversion occurs, the Corporation and the Holder shall follow the procedures for Conversion set forth in this Section 3; provided, however, that the Holder shall not be required to send the Conversion Notice contemplated by paragraph 3(c). In the event that the Mandatory Conversion Conditions are not satisfied as of the Maturity Date, the Corporation shall, within five (5) business days of the Maturity Date, pay an amount in cash to each Holder equal to the Liquidation Preference for the shares of Series A Preferred Stock then held by such Holder.




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               (ii) The "Mandatory Conversion Conditions" are as follows:

                    (1) a Registration Statement covering the resale of all of the Conversion Shares issuable pursuant to such Mandatory Conversion shall be effective, or such resale may be made pursuant to Rule 144(k).

         (h) Limitations on Right to Convert.

               (i) In the event that the number of Preferred Shares to be converted by a Holder pursuant to a Conversion Notice exceeds that number of Preferred Shares (the "Preferred Share Conversion Limit") which, if converted in full, would result in the issuance of a number of Conversion Shares that would equal such Holder's Cap Amount (as defined below), the Corporation shall have the option, in lieu of converting the Preferred Shares which would exceed such Holder's Preferred Share Conversion Limit, to redeem such Preferred Shares at the Optional Redemption Price (as defined below) (an "Optional Redemption"). In order to effect an Optional Redemption, the Corporation shall, within two (2) business days of receiving a Conversion Notice from a Holder pursuant to which the Preferred Shares to be converted thereby exceeds such Holder's Preferred Share Conversion Limit, deliver a written notice to such Holder that the Corporation intends to redeem such excess Preferred Shares (an "Optional Redemption Notice"). In the event that the Corporation does not deliver an Optional Redemption Notice within such two business day period, the Corporation will convert the Preferred Shares represented by such Conversion Notice in accordance with the terms of this Amended and Restated Certificate of Incorporation. A Holder shall have the right, upon converting Preferred Shares in a number that equals or exceeds 99% of such Holder's Preferred Share Conversion Limit, to deliver a written notice to the Corporation requesting whether the Corporation intends to redeem such Holder's Preferred Shares in excess of such Holder's Preferred Share Conversion Limit. If the Corporation fails to deliver an Optional Redemption Notice within five (5) business days of its receipt of such request, the Corporation will not be entitled thereafter to exercise its right to an Optional Redemption with respect to the Preferred Shares held by such Holder. A Holder's "Cap Amount" at any given time shall be the number of shares of Common Stock equal to, (A) for a Holder which purchased Preferred Shares from the Corporation, (i) the aggregate Stated Value of all of the Preferred Shares purchased by such Holder on or before such date, divided by
(ii) ten dollars ($10), and (B) for a Holder which purchased Preferred Shares from another Holder, a pro rata portion of such other Holder's Cap Amount, in which case such other Holder's Cap Amount shall be appropriately reduced. In the event that a Holder converts all of such Holder's Preferred Shares into a number of shares of Common Stock which, in the aggregate, is less than such Holder's Cap Amount, then the difference between such Holder's Cap Amount and the number of shares of Common Stock actually issued to such Holder shall be allocated pro rata to the Cap Amounts of the other Holders based on the number of Preferred Shares then held by such Holders. The Optional Redemption Price for each Preferred Share redeemed pursuant to an Optional Redemption shall be equal to
(x) the Stated Value of such Preferred Share times 117.5% plus (y) the amount of all Dividends accrued (and any other amounts payable pursuant to this Amended and Restated Certificate of Incorporation) on such Preferred Shares up to and including the date on which the Corporation pays the Optional



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Redemption Price to the applicable Holder. Upon delivering an Optional
Redemption Notice to a Holder, the Corporation shall pay the Optional Redemption Price to such Holder within ninety (90) days of such delivery (such ninetieth day being referred to as the "Optional Redemption Date"). If the Optional Redemption Price is not paid to such Holder on or before the Optional Redemption Date, interest shall accrue thereon in the amount of (i) (N/365) multiplied by
(ii) the Optional Redemption Price multiplied by (iii) the lower of twenty-four percent (24%) and the maximum interest rate permitted by applicable law, where "N" equals the number of days elapsed between the Optional Redemption Date and the date on which such payment is made in full.

               (ii) In no event shall a Holder be permitted to convert any shares of Series A Preferred Stock in excess of that number of such shares upon the Conversion of which (x) the number of shares of Common Stock beneficially owned by such Holder (other than shares of Common Stock which may be deemed beneficially owned except for being subject to a limitation on conversion or exercise analogous to the limitation contained in this subparagraph (ii) plus
(y) the number of shares of Common Stock issuable upon the Conversion of such shares is equal to or exceeds (z) 4.99% of the number of shares of Common Stock then issued and outstanding. Delivery by a Holder of a Conversion Notice shall be deemed to represent the determination by such Holder that the Conversion represented thereby will not violate the provisions of this subparagraph (ii), and the Corporation shall have neither the right nor the obligation to confirm such determination. Nothing contained herein shall be deemed to restrict the right of a Holder to convert such shares of Series A Preferred Stock at such time as such Conversion will not violate the provisions of this subparagraph
(ii).

4.       ADJUSTMENTS TO CONVERSION PRICE.

         (a) Adjustment to Fixed Conversion Price Due to Stock Split, Stock Dividend, Etc. If (A) the number of outstanding shares of Common Stock is increased by a stock split, stock dividend, reclassification, the distribution to holders of Common Stock of rights or warrants entitling them to subscribe for or purchase Common Stock at less than the then current market price thereof or other similar event, the Fixed Conversion Price shall be proportionately reduced, or (B) the number of outstanding shares of Common Stock is decreased by a reverse stock split, combination or reclassification of shares or other similar event, the Fixed Conversion Price shall be proportionately increased. In such event, the Corporation shall notify the Transfer Agent of such change on or before the effective date thereof. For purposes hereof, the market price per share of Common Stock on any date shall be the average of the closing sale prices for the Common Stock as reported by Nasdaq, or by the principal securities market on which the Common Stock is then traded, on the five (5) consecutive Trading Days (as defined below) selected by the Corporation not later than, the earlier of the date in question and the Trading Day before the "ex" date, if any, with respect to the issuance or distribution requiring such computation. The term "'ex' date", when used with respect to any issuance or distribution, means the first Trading Day on which the Common Stock trades regular way in the market from which such average closing price is then to be determined without the right to receive such



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issuance or distribution. In the absence of one or more such quotations, the
Corporation shall determine the current market price on the basis of such quotations as it considers appropriate.

         (b) Adjustment to Conversion Price. If, prior to the Conversion of all of the shares of Series A Preferred Stock, the number of outstanding shares of Common Stock is increased or decreased by a stock split, stock dividend, combination, reclassification or other similar event, which event shall have taken place during the reference period for determination of the Conversion Price for any Conversion thereof, the Conversion Price shall be calculated giving appropriate effect to the stock split, stock dividend, combination, reclassification or other similar event for all Trading Days immediately preceding the Conversion Date.

         (c) Adjustment Due to Merger, Consolidation, Etc. If, prior to the Conversion of all of the shares of Series A Preferred Stock, there shall be any merger, consolidation, exchange of shares, recapitalization, reorganization, redemption or other similar event, as a result of which shares of Common Stock shall be changed into the same or a different number of shares of the same or another class or classes of stock or securities of the Corporation or another entity or there is a sale of all or substantially all the Corporation's assets or there is a change of control transaction with respect to which, in any such case, a Holder does not exercise its right to a Mandatory Redemption (as defined below) of the Series A Preferred Stock, then such Holder shall thereafter have the right to receive upon Conversion of the shares of Series A Preferred Stock, upon the terms and conditions specified herein and in lieu of the shares of Common Stock immediately theretofore issuable upon Conversion, such stock, securities and/or other assets, if any, which such Holder would have been entitled to receive in such transaction had such shares been converted immediately prior to such transaction, and in any such case appropriate provisions shall be made with respect to the rights and interests of such Holder to the end that the provisions hereof (including, without limitation, provisions for the adjustment of the Conversion Price and of the number of shares issuable upon a Conversion) shall thereafter be applicable as nearly as may be practicable in relation to any securities thereafter deliverable upon the exercise hereof. The Corporation shall not effect any transaction described in this subsection 4(c) unless (i) it first gives to each Holder prior notice of such merger, consolidation, exchange of shares, recapitalization, reorganization, redemption or other similar event, and makes a public announcement of such event at the same time that it gives such notice and (ii) the resulting successor or acquiring entity (if not the Corporation) assumes by written instrument the obligations of the Corporation under this Amended and Restated Certificate of Incorporation, including the terms of this subsection 4(c).

         (d) Distribution of Assets. If the Corporation shall declare or make any distribution of its assets (or rights to acquire its assets) to holders of Common Stock as a partial liquidating dividend, by way of return of capital or otherwise, including any dividend or distribution in shares of capital stock of a subsidiary of the Corporation (collectively, a "Distribution"), then, upon a Conversion by a Holder occurring after the record date for determining shareholders entitled to such Distribution but prior to the effective date of such Distribution, the Holder shall be entitled to receive the amount of such assets which would have been payable to such Holder had such Holder been the holder of such shares of Common Stock on the record date for the



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determination of shareholders entitled to such Distribution. The Fixed
Conversion Price for shares of Series A Preferred Stock not converted prior to the effective date of a Distribution shall be reduced to a price determined by decreasing the Fixed Conversion Price in effect immediately prior to the record date of the Distribution by an amount equal to the fair market value of the assets so distributed, as determined by mutual agreement of the Corporation and each Holder.

         (e) No Fractional Shares. If any adjustment under this Section 4 would create a fractional share of Common Stock or a right to acquire a fractional share of Common Stock, such fractional share shall be disregarded and the number of shares of Common Stock issuable upon Conversion shall be the next higher number of shares or, at the option of the Corporation, shall be paid in cash in an amount calculated by multiplying the amount of the fractional share times the Closing Bid Price used to calculate the Conversion Price for such Conversion.

5.       MANDATORY REDEMPTION.

         (a) Mandatory Redemption. In the event that a Mandatory Redemption Event (as defined below) occurs, each Holder shall have the right, upon written notice to the Corporation, to have all or any portion of the shares of Series A Preferred Stock held by such Holder redeemed by the Corporation (a "Mandatory Redemption") at the Mandatory Redemption Price (as defined herein) in same day funds. Such notice shall specify the effective date of such Mandatory Redemption (the "Mandatory Redemption Date") and the number of such shares to be redeemed.

         (b) Mandatory Redemption Price. The "Mandatory Redemption Price" shall be equal to the Liquidation Preference of the shares of Series A Preferred Stock being redeemed multiplied by one hundred and twenty percent (120%).

         (c) Payment of Mandatory Redemption Price.

             (i) The Corporation shall pay the Mandatory Redemption Price to the Holder exercising its right to redemption within five (5) business days of the Mandatory Redemption Date. Upon redemption of a share of Series A Preferred Stock, the Holder will return such share to the Corporation for cancellation against payment of the Mandatory Redemption Price.

             (ii) If the Corporation fails to pay the Mandatory Redemption Price to the Holder within five (5) business days of the Mandatory Redemption Date, the Holder shall be entitled to interest thereon at an annual rate equal to the lower of (x) the "prime" rate (as published in the Wall Street Journal) on such fifth business day plus three percent (3%) and (y) the highest rate permitted by applicable law from the Mandatory Redemption Date until the Mandatory Redemption Price has been paid in full.

         (d) Mandatory Redemption Event. Each of the following events shall be deemed a "Mandatory Redemption Event":

             (i) the Corporation fails for any reason (other than as a result of not having a sufficient number of shares of Common Stock authorized and reserved for issuance) to issue shares of Common Stock and to transfer certificates representing such shares to the Holder in accordance with the provisions of this Amended and Restated Certificate of Incorporation upon Conversion of any shares of Series A Preferred Stock, and such failure continues for fifteen (15) business days following written notice thereof by the Holder to the Corporation and to counsel designated by the Corporation;

             (ii) the Corporation is unable to issue shares of Common Stock upon Conversion of any shares of Series A Preferred Stock as a result of not having a sufficient number of shares of Common Stock authorized and reserved for issuance, and such inability continues for a period of thirty (30) days thereafter;

             (iii) the Corporation breaches, in a material respect, any covenant or other material term or condition of the Securities Purchase Agreement between the Corporation and the Purchasers named therein pursuant to which the Series A Preferred Stock may be issued and sold (the "Securities Purchase Agreement"), the Registration Rights Agreement or any other Transaction Document (as defined in the Securities Purchase Agreement) and such breach continues for a period of ten (10) business days after written notice thereof to the Corporation from the Holder; provided that, if the Corporation is then using its best efforts to cure any such breach, such ten business day period shall be extended for another ten
(10) business days;

             (iv) the Registration Statement is not declared effective by the Registration Deadline (as defined in the Registration Rights Agreement) or, if the Registration Statement has been declared effective by such date, and the effectiveness of the Registration Statement lapses for any reason (including without limitation, the issuance of a stop order) or is unavailable to the Holder for sale of Conversion Shares in accordance with the terms of the Registration Rights Agreement, and such lapse or unavailability continues for a period of ten (10) business days; provided that the Registration Statement will not be considered unavailable for the number of days occurring during a Standstill Period (as defined in the Registration Rights Agreement); and

             (v) the sale, conveyance or disposition of all or substantially all of the assets of the Corporation, the effectuation of a transaction or series of related transactions, in which more than 50% of the voting power of the Corporation is disposed of, or the consolidation, merger or other business combination of the Corporation with or into any other entity (other than the Corporation's merger transaction with Cozzi Iron & Metal, Inc.), immediately following which the prior stockholders of the Corporation fail to own, directly or indirectly, at least fifty percent (50%) of the surviving entity.

6.       MISCELLANEOUS.

         (a) Transfer of Series A Preferred Stock. A Holder may sell, transfer or otherwise dispose of all or any portion of the shares of Series A Preferred Stock to any person or entity as long as such sale, transfer or disposition is the subject of an effective registration statement under the Securities Act or such Holder delivers an opinion of counsel to the effect that such sale, transfer or disposition is exempt from registration thereunder; provided that no such opinion shall be required in the event of a sale by such Holder to an affiliate thereof or pursuant to Rule 144 under the Securities Act. From and after the date of such sale, transfer or disposition, the transferee hereof shall be deemed to be a Holder. Upon any such sale, transfer or disposition, the Corporation shall, promptly following the return of the certificate or certificates representing the shares of Series A Preferred Stock that are the subject of such sale, transfer or disposition, issue and deliver to such transferee a new Certificate in the name of such transferee.

         (b) Lost or Stolen Certificate. Upon receipt by the Corporation of evidence of the loss, theft, destruction or mutilation of a certificate representing shares of Series A Preferred Stock, and (in the case of loss, theft or destruction) of indemnity or security reasonably satisfactory to the Corporation, and upon surrender and cancellation of such certificate if mutilated, the Corporation shall execute and deliver to the Holder a new certificate identical in all respects to the original certificate.

         (c) No Voting Rights. The Holders of the Series A Preferred Stock shall have no voting rights with respect to the business, management or affairs of the Corporation; provided that the Corporation shall provide each Holder with prior notification of each meeting of shareholders (and copies of proxy statements and other information sent to such shareholders).

         (d) Cancellation of Preferred Shares. Upon the conversion or redemption of a Preferred Share, the Corporation shall immediately cancel such Preferred Share and shall not reissue such Preferred Share.

         (e) Notices. Except as otherwise specified herein, any notice, demand or request required or permitted to be given pursuant to the terms of this Amended and Restated Certificate of Incorporation shall be in writing and shall be deemed given (i) when delivered personally or by verifiable facsimile transmission (with a hard copy to follow) on or before 5:00 p.m., eastern time, on a business day or, if such day is not a business day, on the next succeeding business day, (ii) on the next business day after timely delivery to an overnight courier and (iii) on the third business day after deposit in the U.S. mail (certified or registered mail, return receipt requested, postage prepaid), addressed as follows:

               If to the Corporation:

               Metal Management, Inc.
               500 North Dearborn Street, Suite 405
               Chicago, Illinois 60610
               Attn: Gerard M. Jacobs
               Fax: 312-645-0714

               With a copy to:

               Mayer, Brown & Platt
               190 South LaSalle Street
               Chicago, Illinois 60603
               Attn:  Paul W. Theiss
               Fax:  312-701-7711

and if to any Holder, to such address as shall be designated by such Holder in writing to the Corporation.

         (f)   Protective Provisions.

               So long as shares of Series A Preferred Stock are outstanding, the Corporation shall not, without first obtaining the approval of the Holders of at least a majority of the then outstanding shares of Series A Preferred
Stock:

               (a) alter or change the rights, preferences or privileges of the Series A Preferred Stock or any other capital stock of the Corporation so as to affect adversely the Series A Preferred Stock;

               (b) create any new class or series of capital stock having a preference over the Series A Preferred Stock as to distribution of assets upon a Liquidation Event or any other liquidation, dissolution or winding up of the Corporation; or

               (c) increase the authorized number of shares of Series A Preferred Stock;

provided, however, that such approval shall not be required with respect to any action described in clause (b) or clause (c) above in the event that the average Closing Bid Price of the Common Stock on the five (5) trading days immediately preceding the effective date of such action is equal to or exceeds one hundred and fifty percent (150%) of the Fixed Conversion Price.

         In the event that Holders of at least a majority of the then outstanding shares of Series A Preferred Stock agree to allow the Corporation to alter or change the rights, preferences or privileges of the shares of Series A Preferred Stock, pursuant to the terms hereof, so as to affect the Series A Preferred Stock, then the Corporation will deliver notice of such approved change to the holders of the Series A Preferred Stock that did not agree to such alteration or change (the "Dissenting Holders") and the Dissenting Holders shall have the right for a period of thirty (30) days to convert their shares of Series A Preferred Stock into Conversion Shares pursuant to the terms of this Amended and Restated Certificate of Incorporation as they existed prior to such alteration or change and without regard to the limitations on Conversion contained in paragraph 3(h)(i) hereof, or continue to hold their shares of Series A Preferred Stock.

                            SERIES B PREFERRED STOCK

1.       DIVIDENDS.

         (a) Payment of Dividends. The holders of shares of Series B Preferred Stock (each, a "Holder" and collectively, the "Holders") shall be entitled to receive cumulative dividends ("Dividends") on the Series B Preferred Stock accruing on each share thereof at an annual rate of four and one-half percent (4.5%) times the Stated Value per share (such rate subject to ratable adjustment in the event of any stock split or combination and to equitable adjustment in the event of a reclassification or other similar event). Dividends shall accrue, whether or not declared, on each share of Series B Preferred Stock from the date of original issuance thereof (the "Purchase Date") through the date on which such Dividends are paid. Accrued but unpaid Dividends shall be payable in cash or, at the option of the Corporation (the "Stock Payment Option") and upon satisfaction of the conditions set forth in paragraph 1(c) below, in shares (the "Dividend Payment Shares") of Series B Preferred Stock, on each Conversion Date and Mandatory Redemption Date and on the Maturity Date (each as defined below, a "Dividend Payment Date").

         (b) Delivery of Dividend Payment Shares. If the Corporation elects to exercise the Stock Payment Option upon a conversion by a Holder, the Corporation shall deliver to such Holder, on or before the third business day following the applicable Dividend Payment Date, one or more certificates representing the aggregate number of whole Dividend Payment Shares that is determined by dividing
(x) the amount of the Dividend which has accrued with respect to all of the Preferred Shares held by such Holder and would otherwise be payable in cash on the applicable Dividend Payment Date by (y) one thousand dollars ($1,000). No fractional Dividend Payment Shares shall be issued; the Corporation shall, in lieu thereof, either issue a number of Dividend Payment Shares which reflects a rounding up to the next whole number of shares or pay such amount in cash. The Dividend Payment Shares shall be fully paid and non-assessable, free and clear of any liens, claims, preemptive rights or encumbrances imposed by or through the Corporation, entitled to all of the rights, preferences and privileges set forth herein, and shall be issued and delivered to the Holder on or before the third business day following the applicable Dividend Payment Date. The Corporation agrees to inform the Holder at least five (5) Trading Days prior to the first day of each calendar quarter in which the Corporation intends to exercise the Stock Payment Option.

         (c) Conditions to Stock Payment Option. If the Corporation wishes to exercise the Stock Payment Option with respect to Dividends payable to a Holder, it may do so only if each of the following conditions has been satisfied as of the applicable Dividend Payment Date:

                    (i) the number of shares of Series B Preferred Stock authorized, unissued and unreserved for all other purposes, or held in the Corporation's treasury, is sufficient to pay such Dividends in Dividend Payment Shares;

                    (ii) the Corporation's common stock, par value $.01 per share (the "Common Stock"), is authorized for quotation on the Nasdaq National Market or for listing or quotation on the New York Stock Exchange or any other national securities exchange;

                    (iii) (x) the registration statement required to be maintained by the Corporation (the "Registration Statement") pursuant to a registration rights agreement by and among the Corporation and the Purchasers named therein (the "Registration Rights Agreement") is effective and available for the sale of all of the Conversion Shares issuable upon conversion of the Dividend Payment Shares issuable pursuant to such exercise and of all Conversion Shares (as defined below) then held by or issuable to the Holders, or (y) sales of such Dividend Payment Shares may be made pursuant to Rule 144(k); provided, however, that the Registration Statement will not be deemed unavailable during a Standstill Period (as defined in the Registration Rights Agreement);

                    (iv) after giving effect to the issuance of the Dividend Payment Shares issuable pursuant to such exercise, the Corporation shall have reserved and available out of its authorized but unissued Common Stock, free from any preemptive rights, solely for the purpose of effecting Conversions, at least 125% of the number of shares issuable upon conversion of all outstanding shares of Series B Preferred Stock;

                    (v) a Mandatory Redemption Event or a Liquidation Event (each as defined herein) has not occurred and is continuing; and

                    (vi) the Corporation has delivered to the Holder a certificate, signed by an executive officer of the Corporation, setting forth;

               -    the amount of the Dividend to which the Holder is entitled;

               - the number of Dividend Payment Shares to be delivered in payment of such Dividend, and the calculation therefor; and

               - a statement to the effect that all of the conditions set forth in paragraphs 1(c)(i) - (v) have been satisfied.

2.       PRIORITY.

         (a) Payment upon Dissolution, Etc. Upon the occurrence and continuance of (x) any insolvency or bankruptcy proceedings, or any receivership, liquidation, reorganization or other similar proceedings in connection therewith, commenced by the Corporation or by its creditors, as such, or relating to its assets or (y) the dissolution or other winding up of the Corporation whether total or partial, whether voluntary or involuntary and whether or not involving insolvency or bankruptcy proceedings, or (z) any assignment for the benefit of creditors or any marshaling of the material assets or material liabilities of the Corporation (a "Liquidation Event"), no distribution shall be made to the holders of any shares of capital stock (other than capital stock that ranks pari passu with the Series B Preferred Stock) of the Corporation unless prior thereto each Holder shall have received the Liquidation Preference (as defined below) with respect to each share of Series B Preferred Stock then held by such Holder. In the event that upon the occurrence of a Liquidation Event, the assets available for distribution to the Holders of the Series B Preferred Stock and to the holders of such pari passu securities are insufficient to pay the Liquidation Preference with respect to all of the outstanding shares of Series B Preferred Stock and of such pari passu securities, such assets shall be distributed ratably among such shares in proportion to the ratio that the liquidation preference payable on each such share bears to the aggregate liquidation preference payable on all such shares.

         (b) Liquidation Preference. The "Liquidation Preference" with respect to a share of Series B Preferred Stock shall mean an amount equal to the Stated Value of such share plus any accrued and unpaid Dividends thereon.

         (c) Ranking. In the event of the liquidation, dissolution or other winding up of the Corporation, the Holders of the Series B Preferred Stock shall be treated pari passu with the holders of the Corporation's Series A Preferred Stock.

3.       CONVERSION.

         (a) Right to Convert. Subject to the limitations contained in paragraph 3(h) below, each Holder shall have the right to convert at any time and from time to time after the earlier to occur of (i) the ninetieth (90th) day following the date on which the Series B Preferred Stock is issued and (ii) the effectiveness of the Registration Statement, each of its shares of Series B Preferred Stock into such number of fully paid and non-assessable shares of Common Stock, free and clear of any liens, claims, preemptive rights or encumbrances imposed by or through the Corporation (the "Conversion Shares"), as is computed in accordance with the terms hereof (a "Conversion"); provided, however, that the right of such Holder to convert the Series B Preferred Stock into Conversion Shares shall not become effective unless and until the Corporation has obtained the approval of the transactions contemplated hereby, including without limitation the conversion of the Preferred Stock into shares of Common Stock in accordance with the terms hereof, by a majority of the holders of shares of its Common Stock entitled to vote thereon ("Stockholder Approval").

         (b) Reservation of Common Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, free from any preemptive rights, solely for the purpose of effecting Conversions hereunder, such number of its shares of Common Stock (the "Reserved Amount") as shall from time to time be sufficient to effect the Conversion of the Series B Preferred Stock. If at any time the Reserved Amount is less than 125% of the number of shares of Common Stock issuable upon Conversion of the then outstanding shares of Series B Preferred Stock, the Corporation shall take immediate action (including seeking shareholder authorization of additional shares of Common Stock) to increase the Reserved Amount of 175% of the number of shares of Common Stock into which the outstanding shares of Series B Preferred Stock are then convertible. If the Corporation shall issue any securities or make any change in its capital structure which would change the number of Conversion Shares deliverable upon the Conversion of the outstanding shares of Series B Preferred Stock, the Corporation shall at the same time also make proper provision so that thereafter there shall be a sufficient number of shares of Common Stock authorized and reserved, free from any preemptive rights, for such Conversion.

         (c) Conversion Notice. In order to convert shares of Series B Preferred Stock, or any portion thereof, the Holder shall send by facsimile transmission (with a hard copy to follow by first class mail), at any time prior to 11:59 p.m., eastern time, on the date on which the Holder wishes to effect such Conversion (the "Conversion Date"), (i) a notice of conversion to the Corporation and to its designated transfer agent for the Common Stock (the "Transfer Agent") stating the number of shares of Series B Preferred Stock to be converted, the amount of Dividends accrued on the shares of Series B Preferred Stock then held by the Holder up to and including the Conversion Date, the applicable Conversion Price and a calculation of the number of shares of Common Stock issuable upon such Conversion (a "Conversion Notice") and (ii) a copy of the certificate or certificates representing the Series B Preferred Stock being converted. The Holder shall thereafter send the original of such certificate or certificates by overnight mail to the Corporation. In the case of a dispute as to the calculation of the Conversion Price or the number of Conversion Shares issuable upon a Conversion, the Corporation shall promptly issue to the Holder the number of Conversion Shares that are not disputed and shall submit the disputed calculations to its independent accountants within one (1) business day of receipt of the Holder's Conversion Notice. The Corporation shall cause such accountant to calculate the Conversion Price as provided herein and to notify the Corporation and the Holder of the results in writing no later than two business days following the day on which it received the disputed calculations. Such accountant's calculation shall be deemed conclusive absent manifest error. The fees of any such accountant shall be borne by the Corporation.

         (d) Number of Conversion Shares; Conversion Price. The number of Conversion Shares to be delivered by the Corporation pursuant to a Conversion shall be determined by dividing the Stated Value of the Series B Preferred Stock to be converted by the Conversion Price (as defined herein) in effect on the Conversion Date. The "Conversion Price" shall be the lesser of (A) the price determined by multiplying (x) the average of the Closing Bid Prices (as defined below) for the Common Stock on the five (5) Trading Days (as defined below) occurring immediately prior to (but not including) the Conversion Date times (y) 92.5% (the "Floating Conversion Price");

(B) the price determined by multiplying (x) the Closing Bid Price for the Common Stock on the Purchase Date times (y) 120% (the "Fixed Conversion Price") and (C) the price equal to the lowest traded price of a share of Common Stock during any period in which the Common Stock is no longer listed for quotation on the Nasdaq National Market or listed on the New York Stock Exchange or other national securities exchange. "Trading Day" shall mean any day on which the Common Stock is traded for any period on the Nasdaq National Market or on the principal securities exchange or market on which the Common Stock is then traded. "Closing Bid Price" means, with respect to a security, the closing bid price of such security on the principal securities exchange or trading market where such security is listed or traded as reported by Bloomberg Financial Markets or a comparable reporting service of national reputation selected by the Corporation and reasonably acceptable to holders of a majority of the then outstanding shares of Series B Preferred Stock if Bloomberg Financial Markets is not then reporting closing bid prices of such security (collectively, "Bloomberg"), or if the foregoing does not apply, the last reported sale price of such security in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg, or, if no sale price is reported for such security by Bloomberg, the average of the bid prices of any market makers for such security as reported in the "pink sheets" by the National Quotation Bureau, Inc. If the Closing Bid Price cannot be calculated for such security on such date on any of the foregoing bases, the Closing Bid Price of such security on such date shall be the fair market value as reasonably determined by an independent investment banking firm selected by the Holders of a majority of the then outstanding shares of Series B Preferred Stock, and reasonably acceptable to the Corporation, with the costs of such appraisal to be borne by the Corporation.

         (e) Delivery of Common Stock Upon Conversion. Upon receipt of a Conversion Notice pursuant to paragraph 3(c) above, the Corporation shall, no later than the close of business on the later to occur of (i) the third (3rd) business day following the Conversion Date set forth in such Conversion Notice and (ii) the business day following the day on which the original certificate or certificates representing the shares of Series B Preferred Stock being converted are received by the Corporation (the "Delivery Date"), issue and deliver or cause to be delivered to the Holder the number of Conversion Shares as shall be determined as provided herein. Conversion Shares delivered to the Holder shall not contain any restrictive legend as long as the sale of such Conversion Shares is covered by an effective Registration Statement or may be made pursuant to Rule 144(k) under the Securities Act of 1933, as amended (the "Securities Act") or any successor rule or provision.

         (f)  Failure to Deliver Conversion Shares.

              (i) In the event that the Corporation fails for any reason to deliver to the Holder certificates representing the number of Conversion Shares specified in the applicable Conversion Notice on or before the Delivery Date therefor (a "Conversion Default"), the Corporation shall pay to the Holder payments ("Conversion Default Payments") in the amount of (i) (N/365) multiplied by (ii) the aggregate Stated Value of the shares of Series B Preferred Stock represented by the Conversion Shares which remain the subject of such Conversion Default multiplied by (iii) the lower of twenty-four percent (24%) and the maximum interest rate permitted by applicable law, where "N" equals the number of days elapsed between the original Delivery Date of such Conversion Shares and the earlier to occur of
(A) the date on which all of such Conversion Shares are issued and delivered to the Holder and (B) the date on which such shares are redeemed pursuant to the terms of this Amended and Restated Certificate of Incorporation. Cash amounts payable hereunder shall be paid on or before the fifth (5th) business day of the calendar month following the calendar month in which such amount has accrued. In the event that the Corporation fails to make any Conversion Default Payment in accordance with this paragraph 3(f)(i), a Holder may elect to receive such Conversion Default Payment in cash or to convert all or any portion of such Conversion Default Payment, at any time, into Common Stock at the Conversion Price in effect on the date such Holder delivers a notice to the Corporation of its election to convert such Conversion Default Payment into Common Stock. In the event that there occurs a dispute between the Corporation and a Holder as to the number of Conversion Shares issuable pursuant to a Conversion as described in paragraph 3(c) above, and it is finally determined that such Holder is not entitled to receive certain Conversion Shares, the Corporation shall not owe Conversion Default Payments to such Holder with respect to such Conversion Shares.

               (ii) Nothing herein shall limit the Holder's right to pursue actual damages for the Corporation's failure to issue and deliver Conversion Shares on the applicable Delivery Date (including, without limitation, damages relating to any purchase of shares of Common Stock by the Holder to make delivery on a sale effected in anticipation of receiving Conversion Shares upon Conversion, such damages to be in an amount equal to the difference between (A) the aggregate purchase price for the shares of Common Stock so purchased and (B) the aggregate number of net proceeds received by the Holder from the sale of the Conversion Shares issued by the Corporation pursuant to such Conversion), and the Holder shall have the right to pursue all other remedies available to it at law or in equity (including, without limitation, a decree of specific performance and/or injunctive relief).

         (g) Conversion at Maturity.

               (i) On the date which is three years from the Purchase Date (the "Maturity Date"), and assuming the satisfaction of the Mandatory Conversion Conditions (as defined below) the remaining shares of Series B Preferred Stock then held by each Holder shall be automatically converted into the number of shares of Common Stock equal to the Liquidation Preference of such shares divided by the then applicable Conversion Price (a "Mandatory Conversion"), and the Maturity Date shall be deemed to be the Conversion Date with respect to such Mandatory Conversion. If a Mandatory Conversion occurs, the Corporation and the Holder shall follow the procedures for Conversion set forth in this Section 3; provided, however, that the Holder shall not be required to send the Conversion Notice contemplated by paragraph 3(c). In the event that the Mandatory Conversion Conditions are not satisfied as of the Maturity Date, the Corporation shall, within five (5) business days of the Maturity Date, pay an amount in cash to each Holder equal to the Liquidation Preference for the shares of Series B Preferred Stock then held by such Holder.

                    (ii) The "Mandatory Conversion Conditions" are as follows:

                           (1)   a Registration Statement covering the resale of
all of the Conversion Shares issuable pursuant to such Mandatory Conversion shall be effective, or such resale may be made pursuant to Rule 144(k).

         (h) Limitations on Right to Convert.

                    (i) In the event that the number of Preferred Shares to be converted by a Holder pursuant to a Conversion Notice exceeds that number of Preferred Shares (the "Preferred Share Conversion Limit") which, if converted in full, would result in the issuance of a number of Conversion Shares that would equal such Holder's Cap Amount (as defined below), the Corporation shall have the option, in lieu of converting the Preferred Shares which would exceed such Holder's Preferred Share Conversion Limit, to redeem such Preferred Shares at the Option Redemption Price (as defined below) (an "Optional Redemption"). In order to effect an Optional Redemption, the Corporation shall, within two (2) business days of receiving a Conversion Notice from a Holder pursuant to which the Preferred Shares to be converted thereby exceeds such Holder's Preferred Share Conversion Limit, deliver a written notice to such Holder that the Corporation intends to redeem such excess Preferred Shares (an "Optional Redemption Notice"). In the event that the Corporation does not deliver an Optional Redemption Notice within such two business day period, the Corporation will convert the Preferred Shares represented by such Conversion Notice in accordance with the terms of this Amended and Restated Certificate of Incorporation. A Holder shall have the right, upon converting Preferred Shares in a number that equals or exceeds 99% of such Holder's Preferred Share Conversion Limit, to deliver a written notice to the Corporation requesting whether the Corporation intends to redeem such Holder's Preferred Shares in excess of such Holder's Preferred Share Conversion Limit. If the Corporation fails to deliver an Optional Redemption Notice within five (5) business days of its receipt of such request, the Corporation will not be entitled thereafter to exercise its right to an Optional Redemption with respect to the Preferred Shares held by such Holder. A Holder's "Cap Amount" at any given time shall be the number of shares of Common Stock equal to, (A) for a Holder which purchased Preferred Shares from the Corporation, (i) the aggregate Stated Value of all of the Preferred Shares purchased by such Holder on or before such date, divided by
(ii) ten dollars ($10), and (B) for a Holder which purchased Preferred Shares from another Holder, a pro rata portion of such other Holder's Cap Amount, in which case such other Holder's Cap Amount shall be appropriately reduced. In the event that a Holder converts all of such Holder's Preferred Shares into a number of shares of Common Stock which, in the aggregate, is less than such Holder's Cap Amount, then the difference between such Holder's Cap Amount and the number of shares of Common Stock actually issued to such Holder shall be allocated pro rata to the Cap Amounts of the other Holders based on the number of Preferred Shares then held by such Holders. The Optional Redemption Price for each Preferred Share redeemed pursuant to an Optional Redemption shall be equal to
(x) the Stated Value of such Preferred Share times 117.5% plus (y) the amount of all Dividends accrued (and any other amounts payable pursuant to this Amended and Restated Certificate of Incorporation) on such Preferred Shares up to and including the date on which the Corporation pays the Optional Redemption Price to the applicable Holder. Upon delivering an Optional Redemption Notice to a Holder, the Corporation shall pay the Optional Redemption Price to such Holder within ninety (90) days of such delivery (such ninetieth day being referred to as the "Optional Redemption Date"). If the Optional Redemption Price is not paid to such Holder on or before the Optional Redemption Date, interest shall accrue thereon in the amount of (i) (N/365) multiplied by (ii) the Optional Redemption Price multiplied by (iii) the lower of twenty-four percent (24%) and the maximum interest rate permitted by applicable law, where "N" equals the number of days elapsed between the Optional Redemption Date and the date on which such payment is made in full.

                    (ii) In no event shall a Holder be permitted to convert any shares of Series B Preferred Stock in excess of that number of such shares upon the Conversion of which (x) the number of shares of Common Stock beneficially owned by such Holder (other than shares of Common Stock issuable upon conversion of the Series B Preferred Stock and shares of Common Stock which may be deemed beneficially owned except for being subject to a limitation on conversion or exercise analogous to the limitation contained in this subparagraph (ii)) plus
(y) the number of shares of Common Stock issuable upon the Conversion of such shares, is equal to or exceeds (z) 4.99% of the number of shares of Common Stock then issued and outstanding. Delivery by a Holder of a Conversion Notice shall be deemed to represent the determination by such Holder that the Conversion represented thereby will not violate the provisions of this subparagraph (ii), and the Corporation shall have neither the right nor the obligation to confirm such determination. Nothing contained herein shall be deemed to restrict the right of a Holder to convert such shares of Series B Preferred Stock at such time as such Conversion will not violate the provisions of this subparagraph
(ii).

4.       ADJUSTMENTS TO CONVERSION PRICE.

         (a) Adjustment to Fixed Conversion Price Due to Stock Split, Stock Dividend, Etc. If (A) the number of outstanding shares of Common Stock is increased by a stock split, stock dividend, reclassification, the distribution to holders of Common Stock of rights or warrants entitling them to subscribe for or purchase Common Stock at less than the then current market price thereof or other similar event, the Fixed Conversion Price shall be proportionately reduced, or (B) the number of outstanding shares of Common Stock is decreased by a reverse stock split, combination or reclassification of shares or other similar event, the Fixed Conversion Price shall be proportionately increased. In such event, the Corporation shall notify the Transfer Agent of such change on or before the effective date thereof. For purposes hereof, the market price per share of Common Stock on any date shall be the average of the closing sale prices for the Common Stock as reported by Nasdaq, or by the principal securities market on which the Common Stock is then traded, on the five (5) consecutive Trading Days (as defined below) selected by the Corporation not later than, the earlier of the date in question and the Trading Day before the "ex" date, if any, with respect to the issuance or distribution requiring such computation. The term "ex date", when used with respect to any issuance or distribution, means the first Trading Day on which the Common Stock trades regular way in the market from which such average closing price is then to be determined without the right to receive such issuance or distribution. In the absence of one or more such quotations, the Corporation shall determine the current market price on the basis of such quotations as it considers appropriate.

         (b) Adjustment to Conversion Price. If, prior to the Conversion of all of the shares of Series B Preferred Stock, the number of outstanding shares of Common Stock is increased or decreased by a stock split, stock dividend, combination, reclassification or other similar event, which event shall have taken place during the reference period for determination of the Conversion Price for any Conversion thereof, the Conversion Price shall be calculated giving appropriate effect to the stock split, stock dividend, combination, reclassification or other similar event for all Trading Days immediately preceding the Conversion Date.

         (c) Adjustment Due to Merger, Consolidation, Etc. If, prior to the Conversion of all of the shares of Series B Preferred Stock, there shall be any merger, consolidation, exchange of shares, recapitalization, reorganization, redemption or other similar event (an "Organic Change"), as a result of which shares of Common Stock shall be changed into the same or a different number of shares of the same or another class or classes of stock or securities of the Corporation or another entity or there is a sale of all or substantially all the Corporation's assets or there is a change of control transaction with respect to which, in any such case, a Holder does not exercise its right to a Mandatory Redemption (as defined below) of the Series B Preferred Stock, then such Holder shall thereafter have the right to receive upon Conversion of the shares of Series B Preferred Stock, upon the terms and conditions specified herein and in lieu of the shares of Common Stock which theretofore would have been issuable upon Conversion had such Organic Change not occurred, such stock, securities and/or other assets, if any, which such Holder would have been entitled to receive in such Organic Change with respect to or in exchange for the number of shares of Common Stock which would have been issuable upon conversion of such Holder's Series B Preferred Stock had such Organic Change not taken place, and in any such case appropriate provisions shall be made with respect to the rights and interests of such Holder to the end that the provisions hereof (including, without limitation, provisions for the adjustment of the Conversion Price and of the number of shares issuable upon a Conversion, and if the Corporation is not the surviving entity in such transaction, to adjust the Conversion Price to be based upon the Closing Bid Prices of the surviving entity) shall thereafter be applicable as nearly as may be practicable in relation to any securities thereafter deliverable upon the exercise hereof. The Corporation shall not effect any transaction described in this subsection 4(c) unless (i) it first gives to each Holder prior notice of such merger, consolidation, exchange of shares, recapitalization, reorganization, redemption or other similar event, and makes a public announcement of such event at the same time that it gives such notice and (ii) the resulting successor or acquiring entity (if not the Corporation) assumes by written instrument the obligations of the Corporation under this Amended and Restated Certificate of Incorporation, including the terms of this subsection 4(c).

         (d) Distribution of Assets. If the Corporation shall declare or make any distribution of its assets (or rights to acquire its assets) to holders of Common Stock as a partial liquidating dividend, by way of return of capital or otherwise, including any dividend or distribution in shares of capital stock of a subsidiary of the Corporation (collectively, a "Distribution"), then, upon a Conversion by a Holder occurring after the record date for determining shareholders entitled to such Distribution but prior to the effective date of such Distribution, the Holder shall be entitled to receive the amount of such assets which would have been payable to such Holder had such Holder been the holder of such shares of Common Stock on the record date for the determination of shareholders entitled to such Distribution. The Fixed Conversion Price for shares of Series B Preferred Stock not converted prior to the effective date of a Distribution shall be reduced to a price determined by decreasing the Fixed Conversion Price in effect immediately prior to the record date of the Distribution by an amount equal to the fair market value of the assets so distributed, as determined by mutual agreement of the Corporation and each Holder.

         (e) No Fractional Shares. If any adjustment under this Section 4 would create a fractional share of Common Stock or a right to acquire a fractional share of Common Stock, such fractional share shall be disregarded and the number of shares of Common Stock issuable upon Conversion shall be the next higher number of shares or, at the option of the Corporation, shall be paid in cash in an amount calculated by multiplying the amount of the fractional share times the Closing Bid Price used to calculate the Conversion Price for such Conversion.

5.       MANDATORY REDEMPTION.

         (a) Mandatory Redemption. In the event that a Mandatory Redemption Event (as defined below) occurs, each Holder shall have the right, upon written notice to the Corporation, to have all or any portion of the shares of Series B Preferred Stock held by such Holder redeemed by the Corporation (a "Mandatory Redemption") at the Mandatory Redemption Price (as defined herein) in same day funds. Such notice shall specify the effective date of such Mandatory Redemption (the "Mandatory Redemption Date") and the number of such shares to be redeemed.

         (b) Mandatory Redemption Price. The "Mandatory Redemption Price" shall be equal to the Liquidation Preference of the shares of Series B Preferred Stock being redeemed multiplied by one hundred and twenty percent (120%).

         (c)  Payment of Mandatory Redemption Price.

                    (i) The Corporation shall pay the Mandatory Redemption Price to the Holder exercising its right to redemption within five (5) business days of the Mandatory Redemption Date. Upon redemption of a share of Series B Preferred Stock, the Holder will return such share to the Corporation for cancellation against payment of the Mandatory Redemption Price.

                    (ii) If the Corporation fails to pay the Mandatory Redemption Price to the Holder within five (5) business days of the Mandatory Redemption Date, the Holder shall be entitled to interest thereon at an annual rate equal to the lower of (x) the "prime" rate (as published in The Wall Street Journal) on such fifth business day plus three percent (3%) and (y) the highest rate permitted by applicable law from the Mandatory Redemption Date until the Mandatory Redemption Price has been paid in full.

         (d) Mandatory Redemption Event. Each of the following events shall be deemed a "Mandatory Redemption Event":

               (i) the Corporation fails for any reason (other than as a result of not having a sufficient number of shares of Common Stock authorized and reserved for issuance) to issue shares of Common Stock and to transfer certificates representing such shares to the Holder in accordance with the provisions of this Amended and Restated Certificate of Incorporation upon Conversion of any shares of Series B Preferred Stock, and such failure continues for fifteen (15) business days following written notice thereof by the Holder to the Corporation and to counsel designated by the Corporation;

               (ii) the Corporation is unable to issue shares of Common Stock upon Conversion of any shares of Series B Preferred Stock as a result of not having a sufficient number of shares of Common Stock authorized and reserved for issuance, and such inability continues for a period of thirty (30) days thereafter;

               (iii) the Corporation breaches, in a material respect, any covenant or other material term or condition of the Securities Purchase Agreement between the Corporation and the Purchasers named therein pursuant to which the Series B Preferred Stock may be issued and sold (the "Securities Purchase Agreement"), the Registration Rights Agreement or any other Transaction Document (as defined in the Securities Purchase Agreement) and such breach continues for a period of ten (10) business days after written notice thereof to the Corporation from the Holder; provided that, if the Corporation is then using its best efforts to cure any such breach, such ten business day period shall be extended for another ten (10) business days;

               (iv) the Registration Statement is not declared effective by the Registration Deadline (as defined in the Registration Rights Agreement) or, if the Registration Statement has been declared effective by such date, and the effectiveness of the Registration Statement lapses for any reason (including without limitation, the issuance of a stop order) or is unavailable to the Holder for sale of Conversion Shares in accordance with the terms of the Registration Rights Agreement, and such lapse or unavailability continues for a period of ten (10) business days; provided that the Registration Statement will not be considered unavailable for the number of days occurring during a Standstill Period (as defined in the Registration Rights Agreement); and

               (v) the sale, conveyance or disposition of all or substantially all of the assets of the Corporation, the effectuation of a transaction or series of related transactions, in which more than 50% of the voting power of the Corporation is disposed of, or the consolidation, merger or other business combination of the Corporation with or into any other entity (other than the Corporation's merger transaction with Cozzi Iron & Metal, Inc.), immediately following which the prior stockholders of the Corporation fail to own, directly or indirectly, at least fifty percent (50%) of the surviving entity.

         (e) Redemption Defaults. If the Corporation fails to pay any Holder the Mandatory Redemption Price with respect to any share of Series B Preferred Stock within five (5) business days after its receipt of a notice requiring such redemption ("Redemption Notice"), then the Holder of Series B Preferred Stock delivering such Redemption Notice shall have, in addition to all other remedies available at law or equity, the right, at any time and from time to time until the Corporation's payment of such Mandatory Redemption Price, to require the Corporation, upon written notice, to immediately convert (in accordance with the terms of subparagraph (a) of paragraph 3) all or any portion of the Mandatory Redemption Price, plus interest as aforesaid, into shares of Common Stock at the Conversion Price in effect on the date such Holder delivers notice to the Corporation of its election to convert such Mandatory Redemption Price into Common Stock. In the event the Corporation is not able to redeem all of the shares of Series B Preferred Stock subject to Redemption Notices delivered prior to the date upon which such redemption is to be effected, the Corporation shall redeem shares of Series B Preferred Stock from each holder pro rata, based on the total number of shares of Series B Preferred Stock outstanding at the time of redemption included by such Holder in all Redemption Notices delivered prior to the date upon which such redemption is to be effected relative to the total number of shares of Series B Preferred Stock outstanding at the time of redemption included in all of the Redemption Notices delivered prior to the date upon which such redemption is to be effected.

6.       MISCELLANEOUS.

         (a) Transfer of Series B Preferred Stock. A Holder may sell, transfer or otherwise dispose of all or any portion of the shares of Series B Preferred Stock to any person or entity as long as such sale, transfer or disposition is the subject of an effective registration statement under the Securities Act or such Holder delivers an opinion of counsel to the effect that such sale, transfer or disposition is exempt from registration thereunder; provided that no such opinion shall be required in the event of a sale by such Holder to an affiliate thereof or pursuant to Rule 144 under the Securities Act. From and after the date of such sale, transfer or disposition, the transferee hereof shall be deemed to be a Holder. Upon any such sale, transfer or disposition, the Corporation shall, promptly following the return of the certificate or certificates representing the shares of Series B Preferred Stock that are the subject of such sale, transfer or disposition, issue and deliver to such transferee a new Certificate in the name of such transferee.

         (b) Lost or Stolen Certificate. Upon receipt by the Corporation of evidence of the loss, theft, destruction or mutilation of a certificate representing shares of Series B Preferred Stock, and (in the case of loss, theft or destruction) of indemnity or security reasonably satisfactory to the Corporation, and upon surrender and cancellation of such certificate if mutilated, the Corporation shall execute and deliver to the Holder a new certificate identical in all respects to the original certificate.

         (c) No Voting Rights. The Holders of the Series B Preferred Stock shall have no voting rights with respect to the business, management or affairs of the Corporation; provided that the Corporation shall provide each Holder with prior notification of each meeting of shareholders (and copies of proxy statements and other information sent to such shareholders).

         (d) Cancellation of Preferred Shares. Upon the conversion or redemption of a Preferred Share, the Corporation shall immediately cancel such Preferred Share and shall not reissue such Preferred Share.

         (e) Notices. Except as otherwise specified herein, any notice, demand or request required or permitted to be given pursuant to the terms of this Amended and Restated Certificate of Incorporation shall be in writing and shall be deemed given (i) when delivered personally or by verifiable facsimile transmission (with a hard copy to follow) on or before 5:00 p.m., eastern time, on a business day or, if such day is not a business day, on the next succeeding business day, (ii) on the next business day after timely delivery to an overnight courier and (iii) on the third business day after deposit in the U.S. mail (certified or registered mail, return receipt requested, postage prepaid), addressed as follows:

               If to the Corporation:

               Metal Management, Inc.
               500 North Dearborn Street, Suite 405
               Chicago, Illinois 60610
               Attn: Gerard M. Jacobs
               Fax: 312-645-0714

               With a copy to:

               Mayer, Brown & Platt
               190 South LaSalle Street
               Chicago, Illinois 60603
               Attn:  Paul W. Theiss, Esq.
               Fax:  312-701-7711

and if to any Holder, to such address as shall be designated by such Holder in writing to the Corporation.

         (f)  Protective Provisions.

               So long as shares of Series B Preferred Stock are outstanding, the Corporation shall not, without first obtaining the approval of the Holders of at least a majority of the then outstanding shares of Series B Preferred
Stock:

         (a) alter or change the rights, preferences or privileges of the Series B Preferred Stock or any other capital stock of the Corporation so as to affect adversely the Series B Preferred Stock;

                    (b) create any new class or series of capital stock having a preference over the Series B Preferred Stock as to distribution of assets upon a Liquidation Event or any other liquidation, dissolution or winding up of the Corporation;

                    (c) increase the authorized number of shares of Series B Preferred Stock; or

                    (d) issue any Series B Preferred Stock other than pursuant to the Securities Purchase Agreement;

provided, however, that such approval shall not be required with respect to any action described in clause (b) or clause (c) above in the event that the average Closing Bid Price of the Common Stock on the five (5) trading days immediately preceding the effective date of such action is equal to or exceeds one hundred and fifty percent (150%) of the Fixed Conversion Price.

               In the event that Holders of at least a majority of the then outstanding shares of Series B Preferred Stock agreed to allow the Corporation to alter or change the rights, preferences or privileges of the shares of Series B Preferred Stock, pursuant to the terms hereof, so as to affect the Series B Preferred Stock, then the Corporation will deliver notice of such approved change to the holders of the Series B Preferred Stock that did not agree to such alteration or change (the "Dissenting Holders") and the Dissenting Holders shall have the right for a period of thirty (30) days to convert their shares of Series B Preferred Stock into Conversion Shares pursuant to the terms of this Amended and Restated Certificate of Incorporation as they existed prior to such alteration or change and without regard to the limitations on Conversion contained in paragraph 3(h)(i) hereof, or continue to hold their shares of Series B Preferred Stock.

FIFTH: Except as otherwise provided in the resolutions of the Board of Directors designating any series of Preferred Stock, any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders and may not be effected by a consent in writing by any such stockholders.

SIXTH:  The Corporation is to have perpetual existence.

SEVENTH: In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter, amend or repeal the By-Laws of the Corporation.

EIGHTH: The number of directors which will constitute the whole Board of Directors of the Corporation shall be as specified in the By-Laws of the Corporation.

NINTH: The election of directors need not be written ballot unless the By-Laws of the Corporation shall so provide.

TENTH: In voting for the election of directors of the Corporation, holders of stock shall not have the right to accumulate their votes.

ELEVENTH: Meetings of stockholders may be held within or without the State of Delaware, as the By-Laws may provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the By-Laws of the Corporation.

TWELFTH: A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

THIRTEENTH: (a) The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, has no reasonable cause to believe his conduct was unlawful. The termination of any action, suit, or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interest of the Corporation, and, with respect to any criminal action or proceeding, has reasonable cause to believe that his conduct was unlawful.

               (b) The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation and except that no indemnification shall be made in respect of any claim, issue, or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

               (c) To the extent that a director, officer, employee or agent of the Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subparagraphs (a) and (b), or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

               (d) Any indemnification under subparagraphs (a) and (b) (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in subparagraphs (a) and (b). Such determination shall be made (1) by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (2) if such a quorum is not obtainable, or, even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (3) by the stockholders.

               (e) Expenses incurred in defending a civil or criminal action, suit or proceeding shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding as authorized by the Board of Directors upon receipt of an undertaking by or on behalf of the director, officer, employee or agent to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation as authorized in this Article 13.

               (f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subparagraphs of this Article shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

               (g) The Corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under the provisions of this Article 13.

               (h) For purposes of this Article 13, references to "the Corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Article 13 with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued.

               (i) For purposes of this Article 13, references to "other enterprises" shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to "serving at the request of the Corporation" shall include any service as a director, officer, employee or agent of the Corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the corporation" as referred to in this Article 13.

               (j) The indemnification and advancement of expenses provided by, or granted pursuant to, this Article 13 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

FOURTEENTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

               IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be signed by Gerard M. Jacobs, its Chief Executive Officer, who does make this certificate and declare and certify under penalty of perjury that this is the act and deed of the Corporation, and that the facts stated herein are true, and accordingly has set his hand hereto this 2nd day of November, 1998.

                             METAL MANAGEMENT, INC.


                             By:/s/Gerard M. Jacobs
                             ----------------------------------------------
                             Name: Gerard M. Jacobs
                             Title:Chief Executive Officer